Exhibit 99-1 to

8-K dated October 24, 2012 for

Seacoast Banking Corporation of Florida

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

SEACOAST BANKING CORPORATION OF FLORIDA

APPOINTS NEW LEAD DIRECTOR

STUART, FL, October 25, 2012 – Seacoast Banking Corporation of Florida (NASDAQ-NM: SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank (the “Bank”), announced that its board of directors has elected Roger O. Goldman as Lead Director of the Company, effective November 1, 2012. Thomas A. Rossin who has served as Seacoast’s lead director since December 2006 will continue to serve as a member of the Board.

“Tom Rossin has provided exemplary service as our Lead Director over the past six years. His contributions have been many, and his wise counsel has been of tremendous value and greatly appreciated by our Board. We are fortunate to continue to benefit from Tom’s experience as we move forward with Roger Goldman as our Lead Director”, said Dennis S. Hudson, III, Chairman and Chief Executive Officer.

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“Seacoast’s strong market position and potential for growth were attributes attractive to me when I joined the board. Having spent the past year working with Denny and his team convinces me that our potential is even greater today. I intend to work closely with our board in the coming months to help us translate that potential into greater success”, said Goldman.

Mr. Goldman began serving as a director of the Bank in September 2011 and joined the Seacoast board in February of this year. Since 2005, Mr. Goldman has been a director of American Express Bank FSB, a wholly owned subsidiary of American Express Company, and is chairman of their audit and risk committee and a member of their executive committee. Mr. Goldman is also the managing partner of Berkshire Opportunity Fund, which he founded in 2008 to provide financing and mentoring for small businesses in the Northeast.

Mr. Goldman’s extensive banking experience includes management positions at Citicorp, service as president and CEO of a community bank in California, and EVP in charge of the community banking group of NatWest Bancorp (with $31 billion in assets) where he was responsible for managing all consumer and small business activities.

Seacoast, with approximately $2.1 billion in assets, is one of the largest independent commercial banking organizations in Florida. Seacoast has 38 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest areas in the nation.

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